Exhibit 99.1

WELLPOINT REPORTS RESULTS FOR FOURTH QUARTER

AND FULL YEAR 2005

•	Medical enrollment was 33.9 million members at December 31, 2005

•	Net income was $1.04 per share in fourth quarter, exceeding previous guidance

•	Full year net income was $3.94 per share, an increase of 29 percent over the prior year

•	Full year operating cash flow reached $3.3 billion, or 1.3 times net income

Indianapolis, IN – January 25, 2006 – WellPoint, Inc. (NYSE: WLP) today announced that fourth quarter 2005 net income was $652.0 million, or $1.04 per share, including net realized investment losses of $0.01 per share. Net income for the fourth quarter of 2004 was $184.5 million, or $0.46 per share, which included expenses of $0.24 per share due to the repurchase of high coupon surplus notes and $0.15 per share for undertakings related to the Anthem-WellPoint Health Networks merger.

Net income for the full year of 2005 was $2.5 billion, or $3.94 per share. These results included expenses of $0.10 per share due to the multi-district litigation settlement agreement in the second quarter and net realized investment losses of $0.01 per share, partially offset by benefits of approximately $0.04 per share for the favorable resolution of a tax matter in the first quarter.

Full year 2004 net income was $3.05 per share, which included expenses of $0.30 per share for the surplus note repurchase and $0.20 per share for the merger-related undertakings, partially offset by benefits of $0.14 per share for a first quarter tax law change and net realized investment gains of $0.09 per share.

“Looking back, 2005 was truly an exceptional year for our company as we accomplished a number of milestones including achieving organic growth of 1.2 million members, acquiring WellChoice and Lumenos, delivering strong financial results in all four quarters, and generating $3.3 billion in full year operating cash flow,” said Larry C. Glasscock, chairman, president and chief executive officer of WellPoint, Inc. “Going forward, we have high expectations for 2006 and believe we are uniquely positioned in the marketplace resulting from our broad portfolio of products, extensive and cost-effective provider networks, and distinctive customer service.”

COMPARABLE BASIS INFORMATION

On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc. and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, fourth quarter and full year 2005 financial results include operations of the combined company for the entire periods. Fourth quarter and full year 2004 financial results, however, only include operations of the former WellPoint Health Networks Inc. for the one month ended December 31, 2004.

On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. For accounting purposes, the transaction was assumed to have closed on December 31, 2005. Accordingly, fourth quarter and full year 2005 income statement and operating cash flow results do not include operations of the former WellChoice, Inc. However, balance sheet and membership information as of December 31, 2005, does include the former WellChoice, Inc.

Unless otherwise indicated, the analysis in this press release compares reported financial results and does not adjust results for the effects of these acquisitions. In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations of the former WellPoint Health Networks Inc. in the comparable historical results. The “comparable basis” information is not calculated in accordance with generally accepted accounting principles (“GAAP”) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisitions been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable basis information are either described within the text of the press release, or in the tables at the end of the press release where such comparable basis information is reconciled to WellPoint, Inc.’s reported GAAP financial results.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 33.9 million members at December 31, 2005, an increase of 6.1 million members since December 31, 2004. The increase included approximately 4.8 million members acquired on December 28, 2005, through the WellChoice transaction.

Organically, enrollment increased by almost 1.2 million members during 2005, with growth realized in every region and across all lines of business. The increase in organic enrollment was driven by the National Accounts business unit and also included strong gains in State Sponsored operations. Enrollment grew organically by 81,000 members during the fourth quarter, with most of the increase in the State Sponsored and National Accounts businesses.

Self-funded membership represented approximately 48 percent of medical enrollment at December 31, 2005, compared with approximately 50 percent at September 30, 2005, reflecting the addition of WellChoice’s enrollment base during the quarter. Self-funded membership represented approximately 47 percent of medical enrollment at December 31, 2004.

Operating Revenue: Operating revenue was $11.3 billion in the fourth quarter 2005, an increase of 67.5 percent from $6.7 billion in the prior year quarter. Full year 2005 operating revenue exceeded $44.5 billion, more than double the total of $20.5 billion in 2004.

On a comparable basis, fourth quarter 2005 operating revenue increased by $617.6 million, or 5.8 percent, compared with $10.6 billion in the prior year period. The increase was driven primarily by disciplined pricing, with membership gains in the Individual and Small Group (“ISG”) and Senior businesses also contributing to the overall operating revenue increase.

Full year 2005 operating revenue increased by more than $2.9 billion, or 7.0 percent, versus the comparable prior year results. Increases were realized in every line of business, led by the ISG, Large Group and National Accounts operations. Revenue growth resulted from disciplined pricing and membership growth and reflected the shift in business mix towards more self-funded medical enrollment that occurred prior to the merger with WellChoice, Inc.

Benefit Expense Ratio: The benefit expense ratio was 80.1 percent in the fourth quarter of 2005, a decrease of 140 basis points, compared with 81.5 percent in the fourth quarter of 2004. The ratio was 80.6 percent for the full year of 2005, a decrease of 140 basis points from 82.0 percent in 2004.

On a comparable basis, the fourth quarter 2005 ratio declined by 110 basis points, compared with 81.2 percent in the prior year quarter. The full year 2005 ratio declined by 50 basis points from the comparable prior year ratio of 81.1 percent. The decrease in both the fourth quarter and full year 2005 reflected lower than anticipated medical costs and successful results from the Company’s medical management and health improvement initiatives.

Premium and Cost Trends: Trends include Large Group and ISG fully-insured businesses.

Medical trend for the rolling 12-month period ended December 31, 2005, continued to decline and was less than 8.5 percent. The primary drivers of medical trend were outpatient and inpatient costs. The Company’s contracting and medical cost management programs continue to be successful, and certain of the synergies related to the Anthem-WellPoint Health Networks merger have reduced medical costs.

Commercial premium yield for the rolling 12-month period ended December 31, 2005, exceeded total cost trend, where total cost trend included medical costs and selling, general and administrative (“SG&A”) expense, resulting in an improvement in underwriting margin.

SG&A Expense Ratio: The SG&A expense ratio decreased by 50 basis points, to 16.5 percent in the fourth quarter 2005, compared with 17.0 percent in the fourth quarter 2004. The full year 2005 ratio declined by 70 basis points to 16.3 percent, versus 17.0 percent in the prior year.

On a comparable basis, the SG&A expense ratio increased by 20 basis points in the fourth quarter 2005, compared with 16.3 percent in the prior year period. The increase reflected advertising and implementation spending for Medicare Part D, higher incentive compensation accruals due to strong financial results, and the more rapid growth in self-funded membership. Collectively, these items offset increased efficiencies in the Company’s administrative cost structure, including the realization of synergies from the Anthem-WellPoint Health Networks merger.

The full year SG&A ratio improved by 10 basis points from the comparable 2004 ratio of 16.4 percent. The effective management of administrative costs across a growing membership base, including the achievement of Anthem-WellPoint Health Networks merger synergies, resulted in a lower ratio for 2005, despite the trend towards self-funded enrollment and additional expenses incurred during the year for Medicare Part D, the multi-district litigation settlement agreement, information technology outsourcing costs, and higher incentive compensation accruals.

Operating Cash Flow: Full year 2005 operating cash flow reached $3.3 billion, or 1.3 times net income. In the fourth quarter of 2005, operating cash flow was $964 million, or 1.5 times net income.

Days in Claims Payable: In order to provide a more meaningful comparison between periods, days in claims payable as of December 31, 2005, has been calculated without the medical claims payable balance of the former WellChoice, Inc. Calculations of days in claims payable, and any related reconciliations, are provided in the tables at the end of this press release.

Days in claims payable as of December 31, 2005, was 45.7 days, a decrease of one day from 46.7 days as of September 30, 2005. The decrease resulted primarily from a further reduction in the length of time between the date of service and claim payment.

Prior year reserve redundancies incurred during 2005 represented 2.1 percent of net medical claims incurred during 2004, assuming that the former WellPoint Health Networks Inc. had been owned for all of 2004. This percentage is consistent with historical experience and demonstrates the consistency and adequacy of the Company’s reserving methodologies.

Share Repurchase Program: The Company did not repurchase shares of its common stock during the fourth quarter of 2005 due to trading restrictions during the process of closing the WellChoice, Inc. merger. As of December 31, 2005, the Company’s share repurchase authorization totaled $2.0 billion and the Company intends to begin repurchasing shares by the end of January, subject to market conditions.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

($ In Millions)	Three Months Ended December 31			Year Ended December 31
	2005	2004	Change	2005	2004	Change
Operating Revenue
Health Care	$10,782.8	$6,458.4	67.0%	$42,597.5	$19,754.5	115.6%
Specialty	748.7	426.1	75.7%	2,863.1	1,235.2	131.8%
Other:
External Customers	76.4	67.3	13.5%	350.4	218.0	60.7%
Intercompany Eliminations	(343.9)	(227.3)	(51.3%)	(1,297.9)	(746.8)	(73.8%)

Total Other	(267.5)	(160.0)	(67.2%)	(947.5)	(528.8)	(79.2%)

Total Operating Revenue	11,264.0	6,724.5	67.5%	44,513.1	20,460.9	117.6%
Operating Gain (Loss)
Health Care	$896.2	$506.0	77.1%	$3,459.0	$1,505.3	129.8%
Specialty	115.1	46.0	150.2%	388.1	100.9	284.6%
Other	(20.0)	(56.1)	64.3%	(114.6)	(105.8)	(8.3%)

Health Care: Operating gain for the Health Care segment was $896.2 million in the fourth quarter of 2005, an increase of 77.1 percent, compared with $506.0 million in the fourth quarter of 2004.

On a comparable basis, fourth quarter 2005 operating gain increased by $111.7 million, or 14.2 percent, compared with $784.5 million in the prior year quarter. The improvement resulted primarily from disciplined pricing and membership growth, lower than anticipated medical costs and successful cost optimization activities, including medical management initiatives and synergies generated through the Anthem-WellPoint Health Networks merger. The Large Group and ISG businesses contributed most significantly to the overall increase in operating gain.

Specialty: Operating gain totaled $115.1 million in the fourth quarter of 2005, an increase of 150.2 percent compared with $46.0 million in the fourth quarter of 2004.

Fourth quarter 2005 operating gain increased by $18.0 million, or 18.5 percent on a comparable basis, from $97.1 million in the prior year quarter. The increase reflected strong performance in the Company’s pharmacy benefit management (“PBM”) and behavioral health operations. Continued growth of the recently developed specialty drug pharmacy also contributed to the overall increase in operating gain.

During the fourth quarter 2005, prescription volume at the PBM increased by 3.2 million scripts on a comparable basis, including a 17 percent increase in mail-order volume. The Company also successfully transitioned behavioral health service for approximately 1.9 million members to an internal subsidiary from an outside vendor. The Specialty segment continues to benefit from the realization of Anthem-WellPoint Health Networks merger synergies.

OUTLOOK

The Company’s outlook now includes the operations of the former WellChoice, Inc.

Full Year 2006:

•	The Company now expects net income of $4.54 per share, compared with prior guidance of $4.51 per share. The updated estimate assumes the Company completes $2.0 billion of share repurchases during 2006 and includes costs of $0.20 per share for the impact of expensing stock options.

•	Operating revenue is expected to total approximately $57.3 billion.

•	The benefit expense ratio is expected to be approximately 81.5 percent.

•	The SG&A expense ratio is expected to be approximately 15.7 percent.

•	Medical enrollment is expected to grow at the Company’s targeted range of 3 percent to 5 percent per year, but closer to the lower end due to the loss of the State of Georgia PPO account.

First Quarter 2006:

•	The Company continues to expect net income of $1.07 per share.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis and reflect the two-for-one stock split on May 31, 2005.

3.	On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Unless otherwise indicated, fourth quarter and full year 2005 financial results include operations of both pre-merger companies for the entire periods. Fourth quarter and full year 2004 reported financial results, however, only include operations of the former WellPoint Health Networks Inc. for the one month ended December 31, 2004.

4.	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc. Unless otherwise indicated, fourth quarter and full year 2005 income statement and operating cash flow results do not include operations of the former WellChoice, Inc. However, balance sheet and membership information as of December 31, 2005, does include the former WellChoice, Inc.

5.	Amounts for 2005 and prior do not include the impact of expensing stock options. The Company’s outlook for 2006, however, does include this impact.

6.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss its fourth quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 810505. The replay will be available from 1:45 p.m. EST today until the end of the day on February 9, 2006. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Tami Durle, 317-488-6390	James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

Medical Membership

	WLP As Reported (1)	WC (2)	WLP “Stand-Alone” (3)				WLP “Stand-Alone” Change from
	December 31, 2005	December 31, 2005	December 31, 2005	December 31, 2004		September 30, 2005	December 31, 2004	September 30, 2005
Customer Type
Large Group	16,362	3,085	13,277	13,073		13,268	1.6%	0.1%
Individual and Small Group (ISG)	5,645	349	5,296	5,199		5,294	1.9%	—
National Accounts	4,776	1,235	3,541	3,212		3,505	10.2%	1.0%
BlueCard	3,915	(93)	4,008	3,463		4,023	15.7%	(0.4%)

Total National	8,691	1,142	7,549	6,675		7,528	13.1%	0.3%
Senior	1,224	147	1,077	1,059		1,073	1.7%	0.4%
State Sponsored	1,934	64	1,870	1,722		1,825	8.6%	2.5%

Total	33,856	4,787	29,069	27,728		28,988	4.8%	0.3%

Funding Arrangement
Self-Funded	16,234	1,798	14,436	13,039		14,382	10.7%	0.4%
Fully-Insured	17,622	2,989	14,633	14,689		14,606	(0.4%)	0.2%

Total	33,856	4,787	29,069	27,728		28,988	4.8%	0.3%

Regional Membership
East	13,800	5,030	8,770	8,508		8,740	3.1%	0.3%
Central	10,970	(125)	11,095	10,565		11,102	5.0%	(0.1%)
West	9,086	(118)	9,204	8,655		9,146	6.3%	0.6%

Total	33,856	4,787	29,069	27,728		28,988	4.8%	0.3%

Specialty Metrics
PBM Prescription Volume - As Reported (4)	91,813	—	91,813	51,391		84,711	78.7%	8.4%
PBM Prescription Volume - Comparable Basis (4)	91,813	—	91,813	88,620		84,711	3.6%	8.4%
Behavioral Health Membership	15,669	—	15,669	11,753	(5)	13,804	NM (5)	13.5%
Life and Disability Membership	5,826	—	5,826	5,306	(5)	5,743	NM (5)	1.4%
Dental Membership	5,195	265	4,930	5,048	(5)	5,107	NM (5)	(3.5%)
Vision Membership	816	—	816	773		785	5.6%	3.9%

(1)	Amounts reported at December 31, 2005, include membership from the WellChoice, Inc. (“WC”) acquisition that closed on December 28, 2005.

(2)	Represents WC membership at December 31, 2005. Medical membership is shown net of eliminations for overlapping BlueCard host membership.

(3)	“Stand-Alone” membership was calculated by subtracting WC membership from WellPoint, Inc.’s reported membership at December 31, 2005.

(4)	Represents quarterly PBM prescription volume. Results of the former WellPoint Health Networks Inc. (“WHN”) are included for the entire quarters ended December 31, 2005, and September 30, 2005. Reported results for the quarter ended December 31, 2004, only include operations of WHN for the month of December. Comparable Basis results for the quarter ended December 31, 2004, include operations of WHN for the entire quarter.

(5)	Membership information and the changes to such information are not meaningful due to different counting methodologies for these members used by the former Anthem, Inc. and the former WellPoint Health Networks Inc.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Three Months Ended December 31
	2005	2004	Change
Revenues
Premiums	$10,410.0	$6,195.1	68.0%
Administrative fees	707.1	439.5	60.9%
Other revenue	146.9	89.9	63.4%

Total operating revenue	11,264.0	6,724.5	67.5%
Net investment income	179.9	99.9	80.1%
Net realized (losses) gains on investments	(11.6)	1.8	(744.4%)

Total revenues	11,432.3	6,826.2	67.5%
Expenses
Benefit expense	8,340.3	5,051.7	65.1%
Selling, general and administrative expense
Selling expense	376.5	197.2	90.9%
General and administrative expense	1,486.4	943.2	57.6%

Total selling, general and administrative expense	1,862.9	1,140.4	63.4%
Cost of drugs	69.5	36.5	90.4%
Interest expense	58.0	44.9	29.2%
Amortization of other intangible assets	60.2	27.7	117.3%
Merger-related undertakings	—	61.5	(100.0%)
Loss on extinguishment of debt	—	146.1	(100.0%)

Total expenses	10,390.9	6,508.8	59.6%
Income before income taxes	1,041.4	317.4	228.1%
Income taxes	389.4	132.9	193.0%

Net income	$652.0	$184.5	253.4%

Net income per diluted share	$1.04	$0.46	126.1%

Diluted shares (in millions)	629.1	401.1	56.8%
Benefit expense as a percentage of premiums	80.1%	81.5%	(140	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.5%	17.0%	(50	)bp
Income before income taxes as a percentage of total revenues	9.1%	4.6%	450	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

($ In Millions, Except Per Share Data)	Year Ended December 31
	2005	2004	Change
Revenues
Premiums	$41,216.7	$18,771.6	119.6%
Administrative fees	2,729.9	1,436.9	90.0%
Other revenue	566.5	252.4	124.4%

Total operating revenue	44,513.1	20,460.9	117.6%
Net investment income	633.1	311.7	103.1%
Net realized (losses) gains on investments	(10.2)	42.5	(124.0%)

Total revenues	45,136.0	20,815.1	116.8%
Expenses
Benefit expense	33,219.9	15,387.8	115.9%
Selling, general and administrative expense
Selling expense	1,474.2	537.2	174.4%
General and administrative expense	5,798.5	2,940.5	97.2%

Total selling, general and administrative expense	7,272.7	3,477.7	109.1%
Cost of drugs	288.0	95.0	203.2%
Interest expense	226.2	142.3	59.0%
Amortization of other intangible assets	238.9	61.4	289.1%
Merger-related undertakings	—	61.5	(100.0%)
Loss on extinguishment of debt	—	146.1	(100.0%)

Total expenses	41,245.7	19,371.8	112.9%
Income before income taxes	3,890.3	1,443.3	169.5%
Income taxes	1,426.5	483.2	195.2%

Net income	$2,463.8	$960.1	156.6%

Net income per diluted share	$3.94	$3.05	29.2%

Diluted shares (in millions)	625.8	314.6	98.9%
Benefit expense as a percentage of premiums	80.6%	82.0%	(140	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.3%	17.0%	(70	)bp
Income before income taxes as a percentage of total revenues	8.6%	6.9%	170	bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	December 31, 2005	December 31, 2004
	(Unaudited )
Assets
Current assets:
Investments available-for-sale, at fair value
Fixed maturity securities	$15,332.2	$12,413.7
Equity securities	1,448.2	1,173.2
Cash and cash equivalents	2,740.2	1,457.2
Premiums and self-funded receivables	2,295.2	1,574.6
Other receivables	988.2	876.4
Securities lending collateral	1,389.9	658.5
Deferred tax assets, net	728.2	434.0
Other current assets	1,022.7	769.9

Total current assets	25,944.8	19,357.5
Long-term investments	815.4	748.1
Property and equipment	1,078.6	1,045.2
Goodwill	13,469.1	10,017.9
Other intangible assets	9,686.4	8,211.6
Other noncurrent assets	410.9	358.1

Total assets	$51,405.2	$39,738.4

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,923.4	$4,202.0
Reserves for future policy benefits	82.1	145.0
Other policyholder liabilities	1,761.1	1,209.5

Total policy liabilities	6,766.6	5,556.5
Unearned income	1,057.1	1,046.6
Accounts payable and accrued expenses	2,860.4	2,222.1
Income taxes payable	833.4	418.8
Security trades pending payable	181.8	84.4
Securities lending payable	1,389.9	658.5
Current portion of long-term debt	481.2	160.9
Other current liabilities	1,286.8	1,433.4

Total current liabilities	14,857.2	11,581.2
Long-term debt	6,324.7	4,289.5
Reserves for future policy benefits, noncurrent	679.9	727.2
Deferred income taxes	3,306.3	2,596.4
Other noncurrent liabilities	1,244.0	1,085.1

Total liabilities	26,412.1	20,279.4
Shareholders’ equity
Common stock	6.6	3.0
Additional paid-in capital	20,915.4	17,433.6
Retained earnings	4,173.5	1,960.1
Unearned stock compensation	(82.1)	(83.5)
Accumulated other comprehensive (loss) income	(20.3)	145.8

Total shareholders’ equity	24,993.1	19,459.0

Total liabilities and shareholders’ equity	$51,405.2	$39,738.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
($ In Millions)	2005	2004
	(Unaudited )
Operating activities
Net income	$2,463.8	$960.1
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on investments	10.2	(42.5)
Loss on extinguishment of debt	—	146.1
Loss on disposal of assets	2.7	0.8
Deferred income taxes	(102.6)	(103.4)
Amortization, net of accretion	405.2	143.4
Depreciation	228.6	135.7
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(234.1)	(1.3)
Other assets	(165.6)	(89.9)
Policy liabilities	50.0	25.6
Unearned income	(38.2)	34.0
Accounts payable and accrued expenses	309.8	191.6
Income taxes	459.6	(125.5)
Other liabilities	(132.7)	28.5

Net cash provided by operating activities	3,256.7	1,303.2
Investing activities
Purchases of investments	(19,528.2)	(7,249.3)
Sales and maturities of investments	17,756.5	7,227.3
Purchases of subsidiaries, net of cash acquired	(2,589.7)	(2,239.9)
Proceeds from sale of subsidiaries, net of cash sold	92.8	—
Proceeds from settlement of cash flow hedge	—	15.7
Net purchases of property and equipment	(151.6)	(127.7)

Net cash used in investing activities	(4,420.2)	(2,373.9)
Financing activities
Net proceeds from commercial paper borrowings	808.2	793.2
Proceeds from long term borrowings and exchange of remarketed subordinated debentures included in Equity Security Units	1,700.0	2,000.2
Repayment of long-term borrowings	(155.1)	(798.5)
Repurchase and retirement of common stock	(333.4)	(82.2)
Proceeds from sale of put options	1.1	—
Proceeds from exercise of employee stock options and employee stock purchase plan	429.3	159.0
Costs related to issuance of common stock	(3.6)	(8.3)

Net cash provided by financing activities	2,446.5	2,063.4

Change in cash and cash equivalents	1,283.0	992.7
Cash and cash equivalents at beginning of year	1,457.2	464.5

Cash and cash equivalents at end of year	$2,740.2	$1,457.2

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Year Ended December 31
($ In Millions)	2005		2004		2003
	(Unaudited	)
Gross medical claims payable, beginning of period	$4,202.0		$1,841.7		$1,800.0
Ceded medical claims payable, beginning of period	(31.9)		(8.7)		(2.8)

Net medical claims payable, beginning of period	4,170.1		1,833.0		1,797.2
Business combinations and purchase adjustments	784.5		2,394.4		(20.6)
Net incurred medical claims:
Current year [1]	33,471.0		15,452.6		12,374.2
Prior years (redundancies) [1,2]	(655.6)		(172.4)		(226.2)

Total net incurred medical claims	32,815.4		15,280.2		12,148.0
Net payments attributable to:
Current year medical claims [1]	29,532.5		12,556.3		10,598.3
Prior years medical claims [1]	3,341.8		2,781.2		1,493.3

Total net payments	32,874.3		15,337.5		12,091.6
Net medical claims payable, end of period	4,895.7		4,170.1		1,833.0
Ceded medical claims, end of period	27.7		31.9		8.7

Gross medical claims payable, end of period	$4,923.4		$4,202.0		$1,841.7

Current year medical claims paid as a percent of current year net incurred medical claims	88.2%		81.3	% [3]	85.6%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims	4.2	% [4]	1.4%		2.3	% [5]

[1]	Net incurred medical claims and payments for the year ended December 31, 2005, include the former WellPoint Health Networks Inc. (“WHN”) but do not include the former WellChoice, Inc.

For the year ended December 31, 2004, net incurred and paid claims for WHN are only included for the month of December. Approximately 75% of the claims paid by WHN during that month were incurred prior to December 1, 2004, and are classified within the “Net payments attributable to prior years medical claims” line item for the year ended December 31, 2004.

[2]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

[3]	This ratio is impacted by having only one month of net incurred medical claims and payments for WHN in 2004. If WHN had not been included in 2004, the ratio would have been approximately 87.3% for 2004 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[4]	This ratio is impacted by having only one month of net incurred medical claims for WHN in 2004. If WHN had been included for the full year 2004, the ratio would have been approximately 2.1% for the year ended December 31, 2005 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

[5]	This ratio is impacted by having only five months of net incurred medical claims related to the former Trigon Healthcare, Inc. in 2002. If the former Trigon Healthcare, Inc. had been included for the full year 2002, the ratio would have been approximately 2.0% for 2003 (refer to the table entitled, “Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics”).

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

($ In Millions)	As Reported Three Months Ended December 31				Comparable Basis (1) Three Months Ended December 31
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$10,410.0	$6,195.1	68.0%		$9,872.3	$537.7	5.4%
Administrative fees	707.1	439.5	60.9%		630.1	77.0	12.2%
Other revenue	146.9	89.9	63.4%		144.0	2.9	2.0%

Total operating revenue	11,264.0	6,724.5	67.5%		10,646.4	617.6	5.8%

Expenses
Benefit expense	8,340.3	5,051.7	65.1%		8,012.8	327.5	4.1%
Selling, general and administrative expense
Selling expense	376.5	197.2	90.9%		349.6	26.9	7.7%
General and administrative expense	1,486.4	943.2	57.6%		1,385.8	100.6	7.3%

Total selling, general and administrative expense	1,862.9	1,140.4	63.4%		1,735.4	127.5	7.3%

Cost of drugs	69.5	36.5	90.4%		69.1	0.4	0.6%
Benefit expense as a percentage of premiums	80.1%	81.5%	(140	)bp	81.2%		(110	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.5%	17.0%	(50	)bp	16.3%		20	bp

($ In Millions)	As Reported Year Ended December 31				Comparable Basis (1) Year Ended December 31
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$41,216.7	$18,771.6	119.6%		$38,566.8	$2,649.9	6.9%
Administrative fees	2,729.9	1,436.9	90.0%		2,492.7	237.2	9.5%
Other revenue	566.5	252.4	124.4%		523.2	43.3	8.3%

Total operating revenue	44,513.1	20,460.9	117.6%		41,582.7	2,930.4	7.0%

Expenses
Benefit expense	33,219.9	15,387.8	115.9%		31,281.2	1,938.7	6.2%
Selling, general and administrative expense
Selling expense	1,474.2	537.2	174.4%		1,358.0	116.2	8.6%
General and administrative expense	5,798.5	2,940.5	97.2%		5,479.3	319.2	5.8%

Total selling, general and administrative expense	7,272.7	3,477.7	109.1%		6,837.3	435.4	6.4%
Cost of drugs	288.0	95.0	203.2%		269.8	18.2	6.7%
Benefit expense as a percentage of premiums	80.6%	82.0%	(140	)bp	81.1%		(50	)bp
Selling, general and administrative expense as a percentage of total operating revenue	16.3%	17.0%	(70	)bp	16.4%		(10	)bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Consolidated Statements of Income - Comparable Basis Reconciliation.”

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Analysis

(Unaudited)

($ In Millions)	As Reported Three Months Ended December 31				Comparable Basis (1) Three Months Ended December 31
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue
Health Care Segment	$10,782.8	$6,458.4	67.0%		$10,146.9	$635.9	6.3%
Specialty Segment	748.7	426.1	75.7%		690.7	58.0	8.4%
Other Segment	(267.5)	(160.0)	(67.2%)		(191.2)	(76.3)	(39.9%)

Total Operating Revenue	11,264.0	6,724.5	67.5%		10,646.4	617.6	5.8%

Operating Gain (Loss)
Health Care Segment	$896.2	$506.0	77.1%		$784.5	$111.7	14.2%
Specialty Segment	115.1	46.0	150.2%		97.1	18.0	18.5%
Other Segment	(20.0)	(56.1)	64.3%		(52.5)	32.5	61.9%

Operating Margin (2)
Health Care Segment	8.3%	7.8%	50	bp	7.7%		60	bp
Specialty Segment	15.4%	10.8%	460	bp	14.1%		130	bp

($ In Millions)	As Reported Year Ended December 31				Comparable Basis (1) Year Ended December 31
	2005	2004	% Change		2004	$ Change	% Change
Operating Revenue
Health Care Segment	$42,597.5	$19,754.5	115.6%		$39,651.1	$2,946.4	7.4%
Specialty Segment	2,863.1	1,235.2	131.8%		2,634.2	228.9	8.7%
Other Segment	(947.5)	(528.8)	(79.2%)		(702.6)	(244.9)	(34.9%)

Total Operating Revenue	44,513.1	20,460.9	117.6%		41,582.7	2,930.4	7.0%

Operating Gain (Loss)
Health Care Segment	$3,459.0	$1,505.3	129.8%		$3,003.1	$455.9	15.2%
Specialty Segment	388.1	100.9	284.6%		332.9	55.2	16.6%
Other Segment	(114.6)	(105.8)	(8.3%)		(141.6)	27.0	19.1%

Operating Margin (2)
Health Care Segment	8.1%	7.6%	50	bp	7.6%		50	bp
Specialty Segment	13.6%	8.2%	540	bp	12.6%		100	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reportable Segment Highlights - Comparable Basis Reconciliation.”

(2)	Operating margin is calculated as operating gain as a percentage of operating revenue.

WellPoint, Inc.

Consolidated Statements of Income - Comparable Basis Reconciliation

Three Months Ended December 31, 2004

(Unaudited)

($ In Millions)	WLP As Reported (1)	WHN (2)	WLP Comparable Basis (3)
Revenues
Premiums	$6,195.1	$3,677.2	$9,872.3
Administrative fees	439.5	190.6	630.1
Other revenue	89.9	54.1	144.0

Total operating revenue	6,724.5	3,921.9	10,646.4
Net investment income	99.9	47.5	147.4
Net realized gains on investments	1.8	8.4	10.2

Total revenues	6,826.2	3,977.8	10,804.0

Expenses
Benefit expense	5,051.7	2,961.1	8,012.8
Selling, general and administrative expense
Selling expense	197.2	152.4	349.6
General and administrative expense	943.2	442.6	1,385.8

Total selling, general and administrative expense	1,140.4	595.0	1,735.4
Cost of drugs	36.5	32.6	69.1
Interest expense	44.9	10.7	55.6
Amortization of other intangible assets	27.7	7.8	35.5
Merger-related undertakings	61.5	—	61.5
Loss on extinguishment of debt	146.1	—	146.1

Total expenses	6,508.8	3,607.2	10,116.0

Income before income taxes	317.4	370.6	688.0
Income taxes	132.9	148.3	281.2

Net income	$184.5	$222.3	$406.8

Benefit expense as a percentage of premiums	81.5%	80.5%	81.2%
Selling, general and administrative expense as apercentage of total operating revenue	17.0%	15.2%	16.3%

(1)	Represents the historical consolidated statement of income of WellPoint, Inc. (formerly Anthem, Inc.). Amounts include operations of the former Anthem, Inc. (“ATH”) for the entire period, and also include operations of the former WellPoint Health Networks Inc. (“WHN”) for the one month ended December 31, 2004.

(2)	Represents WHN’s historical consolidated statement of income for the two months ended November 30, 2004.

(3)	The “Comparable Basis” information was calculated by adding WHN’s historical consolidated statement of income for the two months ended November 30, 2004, to WellPoint, Inc.’s historical consolidated statement of income for the three months ended December 31, 2004. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from ATH’s November 30, 2004, acquisition of WHN.

WellPoint, Inc.

Consolidated Statements of Income - Comparable Basis Reconciliation

Year Ended December 31, 2004

(Unaudited)

($ In Millions)	WLP As Reported (1)	WHN As Reported (2)	Reclassifications (3)	WHN Reclassified	WLP Comparable Basis (4)
Revenues
Premiums	$18,771.6	$19,804.7	$(9.5)	$19,795.2	$38,566.8
Administrative fees	1,436.9	1,108.9	(53.1)	1,055.8	2,492.7
Other revenue	252.4	54.1	216.7	270.8	523.2

Total operating revenue	20,460.9	20,967.7	154.1	21,121.8	41,582.7
Net investment income	311.7	276.3	(24.9)	251.4	563.1
Net realized gains on investments	42.5	8.4	25.0	33.4	75.9

Total revenues	20,815.1	21,252.4	154.2	21,406.6	42,221.7

Expenses
Benefit expense	15,387.8	15,925.5	(32.1)	15,893.4	31,281.2
Selling, general and administrative expense
Selling expense	537.2	820.8	—	820.8	1,358.0
General and administrative expense	2,940.5	2,493.4	45.4	2,538.8	5,479.3

Total selling, general and administrative expense	3,477.7	3,314.2	45.4	3,359.6	6,837.3
Cost of drugs	95.0	32.6	142.2	174.8	269.8
Interest expense	142.3	48.1	—	48.1	190.4
Amortization of other intangible assets	61.4	7.8	35.3	43.1	104.5
Other expenses	—	36.6	(36.6)	—	—
Merger-related undertakings	61.5	—	—	—	61.5
Loss on extinguishment of debt	146.1	—	—	—	146.1

Total expenses	19,371.8	19,364.8	154.2	19,519.0	38,890.8

Income before income taxes	1,443.3	1,887.6	—	1,887.6	3,330.9
Income taxes	483.2	755.1	—	755.1	1,238.3
Minority interest	—	—	—	—	—

Net income	$960.1	$1,132.5	$—	$1,132.5	$2,092.6

Benefit expense as a percentage of premiums	82.0%	80.4%		80.3%	81.1%
Selling, general and administrative expense as a percentage of total operating revenue	17.0%	15.8%		15.9%	16.4%

(1)	Represents the historical consolidated statement of income of WellPoint, Inc. (formerly Anthem, Inc.). Amounts include operations of the former Anthem, Inc. (“ATH”) for the entire year, and also include operations of the former WellPoint Health Networks Inc. (“WHN”) for the one month ended December 31, 2004.

(2)	Represents WHN’s historical consolidated statement of income for the 11 months ended November 30, 2004.

(3)	Reflects the reclassification of certain historical amounts to a presentation format consistent with that of WellPoint, Inc.

(4)	The “Comparable Basis” information was calculated by adding WHN’s historical consolidated statement of income for the 11 months ended November 30, 2004, as reclassified, to WellPoint, Inc.’s historical consolidated statement of income for the year ended December 31, 2004. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from ATH’s November 30, 2004, acquisition of WHN.

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Reconciliation

Three Months Ended December 31, 2004

(Unaudited)

($ In Millions)	WLP As Reported (1)	WHN (2)	WLP Comparable Basis (3)
Operating Revenue
Health Care	$6,458.4	$3,688.5	$10,146.9
Specialty	426.1	264.6	690.7
Other	(160.0)	(31.2)	(191.2)

Total operating revenue	6,724.5	3,921.9	10,646.4

Operating Gain (Loss)
Health Care	506.0	278.5	784.5
Specialty	46.0	51.1	97.1
Other	(56.1)	3.6	(52.5)

(1)	Represents the historical reportable segment information of WellPoint, Inc. (formerly Anthem, Inc.). Amounts include operations of the former Anthem, Inc. (“ATH”) for the entire period, and also include operations of the former WellPoint Health Networks Inc. (“WHN”) for the one month ended December 31, 2004.

(2)	Represents WHN’s historical reportable segment information for the two months ended November 30, 2004.

(3)	The “Comparable Basis” information was calculated by adding WHN’s historical reportable segment information for the two months ended November 30, 2004, to WellPoint, Inc.’s historical reportable segment information for the three months ended December 31, 2004. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from ATH’s November 30, 2004, acquisition of WHN.

WellPoint, Inc.

Reportable Segment Highlights - Comparable Basis Reconciliation

Year Ended December 31, 2004

(Unaudited)

($ In Millions)	WLP As Reported (1)	WHN As Reported (2)	Reclassifications (3)	WHN Reclassified	WLP Comparable Basis (4)
Operating Revenue
Health Care	$19,754.5	$20,014.8	$(118.2)	$19,896.6	$39,651.1
Specialty	1,235.2	976.0	423.0	1,399.0	2,634.2
Other	(528.8)	(23.1)	(150.7)	(173.8)	(702.6)

Total operating revenue	20,460.9	20,967.7	154.1	21,121.8	41,582.7

Operating Gain (Loss)
Health Care	1,505.3	1,507.7	(9.9)	1,497.8	3,003.1
Specialty	100.9	226.0	6.0	232.0	332.9
Other	(105.8)	(38.3)	2.5	(35.8)	(141.6)

(1)	Represents the historical reportable segment information of WellPoint, Inc. (formerly Anthem, Inc.). Amounts include operations of the former Anthem, Inc. (“ATH”) for the entire year, and also include operations of the former WellPoint Health Networks Inc. (“WHN”) for the one month ended December 31, 2004.

(2)	Represents WHN’s historical reportable segment information for the 11 months ended November 30, 2004.

(3)	Reflects the reclassification of certain historical amounts to a presentation format consistent with that of WellPoint, Inc.

(4)	The “Comparable Basis” information was calculated by adding WHN’s historical reportable segment information for the 11 months ended November 30, 2004, as reclassified, to WellPoint, Inc.’s historical reportable segment information for the year ended December 31, 2004. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from ATH’s November 30, 2004, acquisition of WHN.

WellPoint, Inc.

Days in Claims Payable

(Unaudited)

($ In Millions)	December 31, 2005
	WLP As Reported (1)	WC(2)	WLP “Adjusted” (3)	September 30, 2005	Change
Medical claims payable	$4,923.4	($784.5)	$4,138.9	$4,182.3
Benefit expense	$8,340.3	–	$8,340.3	$8,243.9
Days	92	–	92	92
Days in claims payable	54.3	–	45.7	46.7	1.0

(1)	On December 28, 2005, WellPoint, Inc. acquired WellChoice, Inc (“WC”). Therefore, the medical claims payable balance as of December 31, 2005, includes WC, however benefit expense for the three months ended December 31, 2005, does not include WC.

(2)	Represents WC’s medical claims payable balance as of December 31, 2005.

(3)	The “Adjusted” medical claims payable balance was calculated by subtracting WC’s balance as of December 31, 2005, from WellPoint, Inc.’s balance as of December 31, 2005.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Supplemental Footnote Statistics

(Unaudited)

Note: Below are reconciliations for the supplemental statistics listed in footnotes 3, 4 and 5 to the table entitled, “Reconciliation of Medical Claims Payable.” These supplemental statistics are not calculated in accordance with GAAP and are not intended to be alternatives to any measure or statistic calculated in accordance with GAAP. Rather, these supplemental statistics are intended to facilitate understanding of the effects that recent acquisitions have had on the reconciliation of medical claims payable.

Footnote 3:

Current year medical claims paid as a percent of current year net incurred medical claims - year ended December 31, 2004.

	Year Ended December 31, 2004
	As Reported	WHN (1)	Excluding WHN
Net incurred medical claims related to:
Current year	$15,452.6	$1,509.8	$13,942.8
Net payments attributable to:
Current year medical claims	$12,556.3	$385.5	$12,170.8
Current year medical claims paid as a percent of current year net incurred medical claims	81.3%	—	87.3%

(1)	Net incurred medical claims and payments for the month of December 2004 related to the former WellPoint Health Networks Inc.

Footnote 4:

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - year ended December 31, 2005.

Year Ended December 31, 2005 - As Reported
Net incurred medical claims related to prior years (redundancies)	$655.6

Year Ended December 31, 2004 - As Reported
Net incurred medical claims related to current year	$15,452.6

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - As Reported	4.2%

Year Ended December 31, 2004 - Estimated (2)
Net incurred medical claims related to current year	$31,281.2

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - Comparable	2.1%

(2)	Assumes the former WellPoint Health Networks Inc. had been owned for the entire year ended December 31, 2004.

Footnote 5:

Prior year redundancies in the current period as a percent of prior year net incurred medical claims—year ended December 31, 2003.

Year Ended December 31, 2003 - As Reported
Net incurred medical claims related to prior years (redundancies)	$226.2

Year Ended December 31, 2002 - As Reported
Net incurred medical claims related to current year	$9,887.9

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - As Reported	2.3%

Year Ended December 31, 2002 - Estimated (3)
Net incurred medical claims related to current year	$11,107.2

Prior year redundancies in the current period as a percent of prior year net incurred medical claims - Comparable	2.0%

(3)	Assumes the former Trigon Healthcare Inc. had been owned for the entire year ended December 31, 2002.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES

LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint (formerly Anthem, Inc.), WellPoint Health Networks Inc. (“WellPoint Health”), and WellChoice, Inc. (“WellChoice”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; other potential uses of cash in the future that present attractive alternatives to share repurchases; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to achieve expected synergies and operating efficiencies in the WellChoice merger within the expected time-frames or at all, to meet expectations regarding repurchases of shares of our common stock and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellChoice’s various SEC reports, including but not limited to Annual Reports on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q for the reporting periods of 2005.

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